EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Genta Incorporated (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The Restated Certificate of Incorporation of the Corporation, filed on August 8, 1994, as amended, is hereby amended by deleting the second, third, fourth and fifth paragraphs of Article IV(A) and replacing them with the following two paragraphs:

“Effective as of the close of business on the day that the Certificate of Amendment which contains this provision shall be effective with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each 100 shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the “Reverse Stock Split”).  Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Stock Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Restated Certificate of Incorporation.  The par value of the New Common Stock shall be $0.001 per share.”

2.           The foregoing Certificate of Amendment (the “Certificate”) has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware.

3.           The Effective Time of the Certificate shall be July 30, 2010.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its Chief Executive Officer, this 29th day of July, 2010.

GENTA INCORPORATED

By:	/s/ Raymond P. Warrell, Jr., M.D.
Name:	Raymond P. Warrell, Jr., M.D.
Title:	Chief Executive Officer